                                                                 EXHIBIT 10.1(a)

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made and entered into on this 1st day of July, 1995 (the "Effective Date"), by and between GOLD EXPRESS CORPORATION, a Washington corporation (the "Company"), and GREG GILBERT, a resident of the State of California ("Employee").

         In consideration of the employment by the Company and of the compensation and other remuneration paid, and to be paid, by the Company and received by Employee for such employment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Employee, it is agreed by and between the parties hereto as follows:

         1. EMPLOYMENT: The Company agrees to employ Employee and Employee agrees that he will devote his full productive time, skill, energy, knowledge and best efforts during the period of his employment to such duties as the Board of Directors of the Company may reasonably assign to him, and he will faithfully and diligently endeavor to the best of his ability to further the best interest of the Company during the period of his employment. However, Employee is not prohibited from making personal investments in any other businesses, as long as those investments do not require Employee to participate in the operation of the companies in which he invests and such other businesses are not in competition with the Company or any of its subsidiaries.

         2. TERMS OF EMPLOYMENT: Employee's employment will begin on the 1st day of July, 1995, and will end on the 1st day of July, 2000, a term of five (5) years, unless earlier terminated in accordance with Sections 7 or 9 hereof or extended upon the mutual consent of both parties.

         3. COMPENSATION: On the terms and subject to the conditions of this Agreement, (i) the Company will pay Employee a salary and a bonus determined in accordance with Schedule A, (ii) Employee will be entitled to participate in the Company's Employee Stock Option Plan as in effect from time to time, and (iii) the Company will provide Employee with employee benefits consistent with those provided by the Company to similarly situated executives. The Company's Employee Stock Option Plan is summarized in Schedule B. The employee benefits provided by the Company as of the date hereof are summarized in Schedule C.

         4. TITLE AND DUTIES: The Company hires Employee as President and Chief Executive Officer. Employee shall perform such duties and functions for the Company as shall be specified from time to time by the Board of Directors of the Company, including, but not limited to the duties and functions expressly set forth on Schedule D, and which are consistent with Employee's duties set forth on Schedule D.

         5. ILLNESS OR INCAPACITY: Employee is entitled to absences because of illness or incapacity of no more than a total of ninety (90) days in each calendar year. If Employee cannot perform his duties because of illness or incapacity for more than a total of ninety (90) days in any year, the Company may terminate this Agreement upon thirty (30) days' written notice to Employee. Employee is not entitled to receive, and the Company shall not be required to pay, Employee's compensation hereunder for absences because of illness or incapacity other than the total of ninety (90) days in each year granted to Employee under this Paragraph 5. If Employee returns to work and is able to discharge his duties in full, Employee shall be deemed reinstated and thereafter shall be entitled to full compensation hereunder.

         6.   TERMINATION OF AGREEMENT UPON SALE OR TERMINATION OF COMPANY'S
BUSINESS:

              a. Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate Employee's employment upon thirty (30) days' written notice to Employee upon the occurrence of any of the following events:

                   (1) The acquisition, directly or indirectly, of any "person" (excluding any "person" who on the date hereof owns or controls ten percent (50%) or more of the voting power of the Company's common stock), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, within any twelve (12) month period of securities of the Company representing an aggregate of fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; provided, that for purposes of this Paragraph (a), "acquisition" shall not include shares which are received by a person through gift, inheritance, under a will or otherwise through the laws of descent and distribution;

                   (2) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board"), cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period; or

                   (3) The occurrence of any other event or circumstance which is not covered by (1) or (2) above which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement, adopts a resolution that such event or circumstance constitutes an "event" under this Paragraph 6.

              b. If the Company terminates Employee pursuant to Paragraph 6(a), Company will, for the Applicable Period (as defined in Paragraph 8(c)), pay Employee his then current salary (subject to decrease pursuant to Schedule A, but without any increase pursuant to Schedule A) and provide Employee with Group Health Insurance, but Company shall not be required to pay any other compensation or provide any other benefits.

         7.   DISCLOSURE OF INFORMATION; NONSOLICITATION.

              a. DEFINITIONS. For purposes of this Paragraph 8, the following terms shall have the meanings specified below:

                   "BUSINESS" - the development, marketing and distribution of products or services of the type offered by the Company or any of its subsidiaries, including (i) the development, marketing and distribution of (1) screen phones, touch screens and other receiving hardware to provide home shopping, bill paying, banking, utility meter reading, swipe-card services, access to video and audio programming (whether from low-orbiting satellites or other sources), wireless communications and emergency response, and related hardware or software, and (2) wireless communications and/or pagers, including without limitation hardware and services related to a telecom/pager wrist watch with access to information, including winning lottery numbers, weather conditions, sports scores and stock market and financial data, and related hardware and software; (ii) the provision of international long distance, domestic long distance or local telephone time or services in the United States, including (1) the prepayment of telephone charges, (2) telephone debit cards,
(3) international or domestic long distance local telephone sales or resales,
(4) international calling from non-U.S. locations to the United States, (5) "1 plus 1" residential telephone service, (6) business telephone service and (iii) the provision of environmental, surveying, engineering, mapping and right-of-way acquisition consulting services, or (7) the development and marketing of an "On-Line" service;

                   "CONFIDENTIAL INFORMATION" - information relating to the operations, customers, or finances of the Company, or the Business, that derives value from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, and lists of or identifying information about actual or potential customers or suppliers, whether or not reduced to writing, certain unpatented information relating to the research and development, manufacture or serving of the Company's products, information concerning proposed new products, market feasibility studies and proposed or existing marketing techniques or plans. Confidential Information also includes the same types of information relating to the operations, customers, finances, or Business of any affiliate of the Company, if such information is learned by Employee during the term of this Agreement or in connection with Employee's performance of Services. Confidential Information also includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information may include information that is not a trade secret, but Confidential Information that is not also a trade secret shall constitute Confidential Information only for three (3) years after the Termination Date;

                   "CUSTOMER" - any customer of the Company in the United
States that Employee, during the one year period prior to the Termination Date,
(i) provided goods or services to or solicited on behalf of the Company; or (ii) about whom Employee possesses Confidential Information;

                   "PERSON" - any individual, corporation, partnership, limited liability company, association, municipality, government agency, government, unincorporated organization or other entity;

                   "SERVICES" - the duties and functions that Employee shall provide in the United States as an employee of the Company and that Employee shall be prohibited from providing in the United States in competition with the Company in accordance with the terms of this Agreement, including the duties and functions expressly set forth on Schedule B attached hereto. Employee acknowledges that Employee has been informed of and discussed with the Company the specific activities that Employee will perform as Services and that Employee understands the scope of the activities that constitute Services under this Agreement;

                   "TERMINATION DATE" - the last day Employee is employed by the Company, whether the termination is voluntary or involuntary and whether with or without cause; and

              b. CONFIDENTIAL INFORMATION. Employee shall protect Confidential Information. Except as required in connection with work for the Company, Employee will not use, disclose or give to others, during or after Employee's employment, any Confidential Information.

              c. RETURN OF MATERIALS. On the Termination Date or for any reason or at any time at the Company's request, Employee will deliver promptly to the Company all materials, documents, plans, records, notes, manuals, subcontracts, procedures and other papers and any copies thereof in Employee's possession, custody or control relating to the Company or the Business, all of which at all times shall be the property of the Company.

              d. SOLICITATION OF CUSTOMERS. During employment and for two (2) years after the Termination Date, Employee will not solicit Customers within the United States for the purpose of providing products or services comparable to those provided by the Business, except on behalf of the Company.

              e. SOLICITATION OF COMPANY EMPLOYEES. During employment and for two (2) years after the Termination Date, Employee will not solicit for employment with another Person anyone who is or was, at any time during the one year period prior to the Termination Date, an employee of the Company.

              f. DISPARAGEMENT. Employee shall not at any time make false, misleading or disparaging statements about the Company, including the Business, management, employees and Customers.

              g. PRIOR AGREEMENTS. Employee represents and warrants that Employee is not under any obligation, contractual or otherwise, limiting, impairing or affecting Employee's performance of Services. Upon execution of this Agreement, Employee shall give the Company any agreement with a prior employer or other Person purporting to limit or affect, in any way, Employee's ability to work for the Company, to solicit customers or potential customers or employees or to use any type of information.

              h. FUTURE EMPLOYMENT OPPORTUNITIES. Prior to and for two (2) years after the Termination Date, Employee shall (a) provide any prospective employer with a copy of this Agreement, and (b) upon accepting any position, provide the Company with the employer's name and a description of the services, if any, Employee will provide for such employer.

                   "BUSINESS" - the development, marketing and distribution of products or services of the type offered by the Company or any of its subsidiaries, including (i) the development, marketing and distribution of (1) screen phones, touch screens and other receiving hardware to provide home shopping, bill paying, banking, utility meter reading, swipe-card services, access to video and audio programming (whether from low-orbiting satellites or other sources), wireless communications and emergency response, and related hardware or software, and (2) wireless communications and/or pagers, including without limitation hardware and services related to a telecom/pager wrist watch with access to information, including winning lottery numbers, weather conditions, sports scores and stock market and financial data, and related hardware and software; (ii) the provision of international long distance, domestic long distance or local telephone time or services in the United States, including (1) the prepayment of telephone charges, (2) telephone debit cards,
(3) international or domestic long distance local telephone sales or resales,
(4) international calling from non-U.S. locations to the United States, (5) "1 plus 1" residential telephone service, (6) business telephone service and (iii) the provision of environmental, surveying, engineering, mapping and right-of-way acquisition consulting services, or (7) the development and marketing of an "On-Line" service;

                   "CONFIDENTIAL INFORMATION" - information relating to the operations, customers, or finances of the Company, or the Business, that derives value from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, and lists of or identifying information about actual or potential customers or suppliers, whether or not reduced to writing, certain unpatented information relating to the research and development, manufacture or serving of the Company's products, information concerning proposed new products, market feasibility studies and proposed or existing marketing techniques or plans. Confidential Information also includes the same types of information relating to the operations, customers, finances, or Business of any affiliate of the Company, if such information is learned by Employee during the term of this Agreement or in connection with Employee's performance of Services. Confidential Information also includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information may include information that is not a trade secret, but Confidential Information that is not also a trade secret shall constitute Confidential Information only for three (3) years after the Termination Date;

                   "CUSTOMER" - any customer of the Company in the United States that Employee, during the one year period prior to the Termination Date, (i) provided goods or services to or solicited on behalf of the Company; or (ii) about whom Employee possesses Confidential Information;

                   "PERSON" - any individual, corporation, partnership, limited liability company, association, municipality, government agency, government, unincorporated organization or other entity;

                   "SERVICES" - the duties and functions that Employee shall provide in the United States as an employee of the Company and that Employee shall be prohibited from providing in the United States in competition with the Company in accordance with the terms of

              i. WORK FOR HIRE ACKNOWLEDGMENT; ASSIGNMENT. All writings, drawings, photographs, tapes, recordings, computer programs and other works in any tangible medium of expression, regardless of the form of medium which have been or are prepared by Employee, or to which Employee contributes, in connection with Employee's employment by the Company (collectively the "Works") and all copyrights and other rights in and to the Works, belong solely, irrevocably and exclusively throughout the world to the Company as works made for hire. However, to the extent any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a "work made for hire," Employee hereby assigns, grants and delivers, solely, irrevocably, exclusively and throughout the world to the Company all copyrights and other rights to the Works. Employee also agrees to cooperate with the Company and to execute such other further grants and assignments of all rights as the Company from time to time reasonably may request for the purpose of evidencing, enforcing, registering or defending its ownership of the Works and the copyrights in them, and Employee hereby irrevocably constitutes and appoints the Company as Employee's agent and attorney-in-fact, with full power of substitution, in Employee's name, place and stead, to execute and deliver any and all such assignments or other instruments which Employee shall fail or refuse promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Paragraph 8(j), Employee agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its discretion, may determine.

              j. INVENTIONS, IDEAS AND PATENTS. Employee shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Employee (developed alone or with others) conceived or made during Employee's employment by the Company (or, if related to the Business, during employment or within one year after the Termination Date). Employee assigns to the Company any such invention or idea in any way connected with Employee's employment or related to the Business, research or development of the Company, or demonstrably anticipated research or development of the Company, and will cooperate with the Company and sign all papers deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the exclusive ownership of the Company of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes written notification to Employee that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company or any Customer was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the Business or (ii) to the actual or demonstrably anticipated research or development of the Company, or (b) the invention results from any work performed by Employee for the Company.

              k. INDEPENDENCE OF COVENANTS. The covenants contained herein shall be construed as agreements independent of each other and of any other provision of this or any other contract between the parties hereto, and the existence of any claim or cause of action by Employee against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

              l. RIGHT TO INJUNCTIVE RELIEF. Employee recognizes and agrees that the injury the Company will suffer in the event of the Employee's breach of any covenant or agreement contained herein cannot be compensated by monetary damages alone, and Employee therefore agrees that the Company, in addition and without limiting any other remedies or rights that it may have, either under his Agreement or otherwise, shall have the night to obtain an injunction against Employee from any court of competent jurisdiction enjoining any such breach.

         8.   TERMINATION.

              a. This Agreement and the employment of Employee may be terminated as follows:

                   (1) By the Company (i) pursuant to Paragraph 5, 6 or 7, (ii) upon commission by the Employee of any felony or material misdemeanor under federal, state or local laws or ordinances, except traffic violations or (iii) upon the failure of Employee to diligently or competently discharge the duties assigned to him pursuant to this Agreement; or

                   (2) (i) By Employee upon thirty (30) days' written notice to the Company or (ii) by the Company upon thirty (30) days' written notice to Employee, or

                   (3) By the Company upon material violation by Employee of any of the terms and conditions of this Agreement or the breach by Employee of any representation or warranty made to the Company herein or in any other agreement, document or instrument executed by Employee and delivered to the Company, or should any representation or warranty made by Employee hereunder or thereunder prove to have been false or misleading in any material respect when made or furnished; or

                   (4) By the Company upon the death of Employee.

              b. In the event Employee is terminated by the Company for any reason (including, without limitation, in accordance with Paragraph 8(a)(2)(ii)) other than pursuant to Paragraph 8(a)(1) or 8(a)(3), the Company shall (i) pay Employee his then current salary (subject to decrease pursuant to Schedule A, but without any increase thereafter pursuant to Schedule A) and provide Employee with Group Health Insurance, but no other compensation or benefits, for the Applicable Period beginning with the date of termination and
(ii) subject to the Employee's strict adherence to and performance of the covenants set forth in Paragraph 7. If Employee is terminated pursuant to Paragraph 8(a)(1) or 8(a)(3) or Employee terminates his employment pursuant to Paragraph 8(a)(2)(i), Employee shall be entitled only to compensation accrued through the date of termination and all benefits accrued as of such date, and shall not be entitled to any portion of the payment set forth in clause (ii) of this Paragraph (b).

              c. For purposes of this Agreement, the term "Applicable Period" means: (i) ninety (90) days, in the case of a notice given to Employee prior to the first anniversary of the date on which Employee commenced his employment with the Company or its affiliate (the

"Employment Date"); (ii) one hundred eighty (180) days, in the case of a notice given to Employee on or after the first anniversary and prior to the second anniversary of his Employment Date, and (iii) one (1) year, in the case of a notice given to Employee on or after the second anniversary of his Employment Date.

         9.   MISCELLANEOUS.

              a. This Agreement may be assigned by the Company to any successor in interest to its business, which successor in interest shall be bound herein to the same extent as the Company. Employee agrees to perform his duties for such successor in interest to the same extent as he would for the Company.

              b. This is a personal agreement on the part of Employee and may not be sold, assigned, transferred or conveyed by Employee.

              c. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

              d. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

              e. This Agreement states the entire agreement and understanding between the parties and supersedes all prior understandings and agreements.

              f. No change or modification to this Agreement shall be valid unless in writing and signed by both parties hereto.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                       GOLD EXPRESS CORPORATION

DIRECTORS:                             By: /s/ J. Michael Sellards
                                           -------------------------------------
/s/ Greg Gilbert                       Name: J. Michael Sellards
----------------------------                ------------------------------------
/s/ J. Michael Sellards                Title: Executive Vice President
----------------------------                 -----------------------------------

                                       EMPLOYEE

                                       /s/ Greg Gilbert
                                       -----------------------------------------
                                       Name: Greg Gilbert
                                            ------------------------------------

                          SCHEDULE A - SALARY AND BONUS

BASE SALARY. $120,000 Annually

SALARY ADJUSTMENT. Annually, commencing on the first day of the second fiscal quarter of the fiscal year of the Company the Company shall pay Employee for each of the next twelve months, a Monthly Salary (as defined below) based on the Net Income Amount (as defined below) for the previous full fiscal year, according to the following table:

                        ANNUAL NET INCOME AMOUNT                               CORRESPONDING MONTHLY
                                                                                       SALARY

                        less than or equal to $1 million                                $10,000

         greater than $1 million but less than or equal to $3 million                   $15,000

         greater than $3 million but less than or equal to $5 million                   $20,000

                            greater than $5 million                                     $25,000

              *For purposes of this Agreement, "Net Income Amount" means the Company's annual net income before income taxes and "Monthly Salary" means Employee's monthly salary, before deductions. The Company will deduct from payments of Monthly Salary to Employee all federal, state and local income tax, FICA, FUTA, and other withholdings as required by law. For purposes of this Agreement, the Company's net income and gross sales shall be determined in accordance with generally accepted accounting principles in the United States, applied as a basis consistent with prior periods.

         CASH BONUS. On the last day of each of the second, third and fourth fiscal quarters following the end of the previous full fiscal year of the Company, the Company shall pay Employee a cash bonus equal to one-third of the Net Income Amount for such full fiscal year multiplied by the Applicable Percentage; provided that no cash bonus shall be payable to Employee on any date unless Employee is employed by the Company on that date.

                      ANNUAL NET INCOME AMOUNT                                APPLICABLE PERCENTAGE

                       less than or equal to $1 million                               0%

        greater than $1 million but less than or equal to $3 million                  1%

        greater than $3 million but less than or equal to $5 million                  2%

                          greater than $5 million                                     3%

CEO STOCK BONUS PLAN. During the term of this Agreement, Employee shall be granted an annual exclusive option to purchase shares of Gold Express Corporation stock at One ($1) Dollar per share. The Number of share per annum shall be determined by the Net Income Amount multiplied by Fifteen (15%) percent.
     (Example: Assume $1,000,000 Net Income Amount x 15% = #150,000 shares.)

                    SCHEDULE B - SUMMARY OF EMPLOYEE STOCK OPTION PLAN



         As of the date hereof, the Company's Employee Stock Option Plan (the "Option Plan") provides for the Employee to earn, as of the last day of the first fiscal quarter of each fiscal year (the "Issuance Date") options for restricted common stock of the Company in an aggregate amount (the "Annual Amount") equal to (i) one percent (1%) of the Net Income Amount divided by the average closing price of such common stock during the last thirty days of the previous fiscal year (the "Stock Price"), on the following terms and conditions and the other terms and conditions as now are, and may in the future be, set forth as the Option Plan: The exercise price for the options issued shall equal seventy-five percent (75%) of the Stock Price. The options shall vest over a five year period, exercisable in an amount equal to up to twenty percent (20%) of the Annual Amount on each of the first five anniversaries of the Issuance Date.

         Employee understands that the above is a summary of key items in a proposed stock plan. The details of the Stock Option Plan will be provided to Employee upon the approval of the Board of Directors of the Company.

                         SCHEDULE C- SUMMARY OF EMPLOYEE BENEFITS

1. Employee shall receive full medical and dental benefits for Employee and Employee's spouse and dependents. Included in the benefit package will be a 401K plan, the terms of which are not determined at the time of signing this Agreement.

2. Company shall provide Employee with the exclusive use of a leased automobile. Such automobile shall be replaced at the end of the original lease term or sooner if needed due to serious mechanical malfunction. At the end of the lease term, Employee shall have the right to purchase the vehicle at its residual value pursuant to the lease agreement. Company shall provide all maintenance and repair of the vehicle and automobile insurance in an amount equal to or greater than the requirements of the lease agreement.

3. Company shall pay Employee $2,000 per month for unaccountable business expenses, payable on the fifteenth (15th) day of each month commencing July 1, 1995 and continuing thereafter on a monthly basis for the term of this Agreement and as extended upon mutual consent of the parties. This payment shall not be offset for accountable Employee expenses, which shall be payable upon presentation to Company.

4. Company shall pay for Employee's clothing required for Company presentations.

5.   Employee shall be entitled to four (4) weeks vacation per year.

6.   Company shall pay Employee's monthly cellular telephone bill.

                    SCHEDULE D - DUTIES AND RESPONSIBILITIES


                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

         As President and Chief Executive Officer Employee will manage and direct the Company toward its primary objectives, based on profit and return on capital by performing the following duties personally or through subordinate managers.

         The essential duties and responsibilities will include but not be limited to the following:

         Establish current and long range objectives, plans, and policies, subject to the approval of the Board of Directors.

         Dispense advice, guidance, direction, and authorization to carry out major plans and procedures, consistent with established policies and Board approval.

         Oversee the adequacy and soundness of the organization's financial structure.

         Review operating results of the organization, compare them to the established objectives, and take steps to ensure that appropriate measures are taken to correct unsatisfactory results.

         Plan and direct all investigation and negotiation pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with the approval of the Board of Directors.

         Establish and maintain an effective system of communication throughout the entire organizational.

         Represent the organization with major customers, shareholders, the financial community and the public.